Supplementing the Preliminary Prospectus Supplement dated March 28, 2016 (To Prospectus dated December 23, 2015)	Filed Pursuant to Rule 433 Registration Statement No. 333-208578 Pricing Term Sheet March 29, 2016

Franklin Financial Network, Inc.

Fixed-to-Floating Rate Subordinated Notes due 2026

Pricing Term Sheet

Issuer:	Franklin Financial Network, Inc.

Security:	Fixed-to-Floating Rate Subordinated Notes (the “Subordinated Notes”)

Principal Amount:	$40,000,000

Price to Public:	100.00% of face amount

Stated Maturity Date:	March 30, 2026

Coupon:	From and including March 31, 2016 to but excluding March 30, 2021 at an initial rate of 6.875% per annum and thereafter at an annual floating rate equal to three-month LIBOR as determined for the applicable quarterly period, plus a spread of 5.636%

Interest Payment Dates:	From and including March 31, 2016 to March 30, 2021, each March 30 and September 30 of each year, commencing on September 30, 2016 and thereafter each March 30, June 30, September 30 and December 30 of each year, commencing on June 30, 2021

Day Count:	From and including March 31, 2016 to but excluding March 30, 2021, 30/360 and thereafter, a 360 day year and the actual number of days elapsed

Optional Redemption:	Redeemable (1) in whole or in part on or after March 30, 2021 or (2) in whole, but not in part, at any time within 90 days following a Regulatory Capital Treatment Event (as defined in the Preliminary Prospectus Supplement), in each case at a redemption price equal to 100% of the principal amount of the Subordinated Notes, plus unpaid interest, if any, accrued thereon to but excluding the date of redemption.

Trade Date:	March 29, 2016

Settlement Date:	March 31, 2016, T+2

CUSIP / ISIN:	35352P AA2 / US35352PAA21

Rating*:	Kroll Bond Rating Agency: BBB-

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Sole Book-Running Manager:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Lead Manager:	Raymond James & Associates, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you make a decision to invest, you should read the prospectus in that registration statement, the applicable prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the applicable prospectus supplement if you request them by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.